Exhibit 10.1

GLOBAL PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE HUBSPOT, Inc.
2024 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee: #Participant Name#

Target No. of Restricted Stock Units: #QuantityGranted# (the “Target PSUs”)

Grant Date: #Grant Date#

Vesting Commencement Date: #VestFromHireDate#

#VestingDateandQuantity#

Pursuant to the HubSpot, Inc. 2024 Stock Option and Incentive Plan (as amended from time to time, the “Plan”), and this Global Performance-Based Restricted Stock Unit Award Agreement, including any additional terms and conditions for the Grantee’s country set forth in the appendix attached hereto (the “Appendix” and together with the Global Performance-Based Restricted Stock Unit Award Agreement, the “Agreement”), HubSpot, Inc. (the “Company”) hereby grants an award of the Target PSUs listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.001 per share (the “Shares”), of the Company.

1.
Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any Shares issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) Shares have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.
Vesting of Restricted Stock Units. The Restricted Stock Units shall become Earned PSUs (as defined in Exhibit A) following the completion of the Performance Period (as defined in Exhibit A) in accordance with the terms and conditions of Exhibit A; provided that the Grantee remains in a Service Relationship with the Company or a Subsidiary through the Certification Date (as defined in Exhibit A). The Earned PSUs, if any, shall vest as follows: one-third (1/3) of the Earned PSUs shall vest on the Certification Date and the remaining two-thirds (2/3) of the Earned PSUs shall vest in eight equal quarterly installments on the eight quarterly anniversaries of the Vesting Commencement Date following the Certification Date; provided that the Grantee remains in a Service Relationship through the applicable vesting date. For the avoidance of doubt, a Service Relationship during only a period prior to a vesting date (but where the Service Relationship has terminated prior to the vesting date) does not entitle the Grantee to vest in a pro-rata portion of the Restricted Stock Units on such date or entitle the Grantee to compensation for lost vesting. The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2. This

Agreement is subject to the terms and conditions of any policies of the Company regarding vesting during leaves of absence.

In the event that the Grantee’s Service Relationship terminates due to the Grantee’s death, then any Earned PSUs that are unvested on the date of the Grantee’s death shall be deemed vested upon the date of the Grantee’s death. In the event that the Grantee’s Service Relationship terminates due to the Grantee’s death after the end of the Performance Period but prior to the Certification Date, the Administrator shall determine the number of Restricted Stock Units that become Earned PSUs based on the Company’s Constant Currency Revenue Growth in accordance with Exhibit A and any such Earned PSUs shall be deemed vested upon the date of the Grantee’s death. In the event that the Grantee’s Service Relationship terminates due to the Grantee’s death prior to the end of the Performance Period, a pro-rated portion of the Target PSUs shall be deemed vested upon the date of the Grantee’s death, with such pro-ration determined by multiplying the Target PSUs by a fraction, the numerator of which is the number of full months elapsed in the Performance Period prior to the date of the Grantee’s death and the denominator of which is 12.

Notwithstanding the foregoing, in the event of a Sale Event (as defined in the Plan) that occurs prior to the Certification Date, the number of Restricted Stock Units that become Earned PSUs shall be determined at the time of the Sale Event (i) based on actual performance through the date of the Sale Event, if determinable, or (ii) if actual performance is not determinable at the time of the Sale Event, based on the target level of performance (i.e., 100% of the Target PSUs shall be deemed Earned PSUs). In the event that the Earned PSUs are not continued or assumed by a successor to the Company, then Earned PSUs shall vest in full upon the Sale Event. In the event that the Earned PSUs are continued or assumed by a successor to the Company, such Earned PSUs shall remain subject to the time-based vesting schedule set forth in Paragraph 2 (with the first one-third (1/3) of the Earned PSUs vesting upon the earlier of the first anniversary of the Vesting Commencement Date or the Sale Event) but shall be deemed vested in full upon the date on which the Grantee’s Service Relationship terminates if such termination occurs (i) within 12 months after such Sale Event or 90 days prior to such Sale Event, and (ii) such termination is by the Company or any Subsidiary or successor entity without Cause (as defined in the Plan) or by the Grantee for Good Reason (as defined in the Plan).

3.
Termination of Service Relationship. Except as set forth above, if the Grantee’s Service Relationship terminates for any reason (including disability) prior to the satisfaction of the vesting and acceleration conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.
4.
Issuance of Shares. As soon as practicable following each vesting date (but in no event later than two and one-half months after the end of the year in which the vesting date occurs), the Company shall issue to the Grantee (or in the event of the Grantee’s death, the Grantee’s designated beneficiary or the Grantee’s estate or legal heirs if the Grantee has not designated a beneficiary) the number of Shares equal to the aggregate number of Earned PSUs that have vested pursuant to Paragraph 2 of this Agreement on such date, rounded down to the nearest whole Share, and the Grantee (or the Grantee’s designated beneficiary or estate, as applicable) shall thereafter have all the rights of a stockholder of the Company with respect to such Shares. No fractional Shares shall be issued.
5.
Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meanings specified in the Plan, unless a different meaning is specified herein.
6.
Responsibility for Taxes.
(a)
The Grantee acknowledges that, regardless of any action taken by the Company or any Affiliate with which the Grantee has a Service Relationship (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”) are and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting, or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement, and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)
Prior to any relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Grantee’s wages or other cash compensation payable to the Grantee; (ii) withholding from proceeds of the sale of Shares acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent); (iii) withholding from Shares to be issued to the Grantee upon settlement of the Restricted Stock Units; or (iv) any other method of withholding determined by the Company and permitted by applicable law; provided, however, that that if the Grantee is a Section 16 officer of the Company under the Exchange Act, then any Tax-Related Items shall be withheld only by using alternative (iii).
(c)
Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including maximum rates applicable in the Grantee’s jurisdiction. In the event of over-withholding, the Grantee may receive a refund of any over-withheld amount in cash through the Employer’s normal payroll processes (with no entitlement to the equivalent in Shares) or, if not refunded, the Grantee may be able to seek a refund from the local tax authorities. In the event of under-withholding, the Grantee may be required to pay additional Tax-Related Items directly to the local tax authorities or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Grantee is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
(d)
The Grantee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares, or the proceeds of the sale of Shares, if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.
7.
Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A as “short-term deferrals” as described in Section 409A.
8.
No Obligation to Continue Service Relationship. The Employer is not obligated by or as a result of the Plan or this Agreement to continue the Grantee’s Service Relationship, and neither the Plan nor this Agreement shall interfere in any way with the right of the Employer to terminate the Grantee’s Service Relationship at any time.
9.
Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
10.
Nature of Grant. In accepting the Award, the Grantee acknowledges, understands and agrees that:
(a)
the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;
(b)
the grant of the Restricted Stock Units is exceptional, voluntary, and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(c)
all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;
(d)
the Grantee is voluntarily participating in the Plan;
(e)
the Restricted Stock Units and any Shares subject to the Restricted Stock Units, and the income from and value of same, are not intended to replace any pension rights or compensation;
(f)
the grant of the Restricted Stock Units shall not be interpreted as forming or amending any Service Relationship with the Company or any Affiliate (including the Employer);

(g)
unless otherwise agreed with the Company, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of a Subsidiary or Affiliate;
(h)
the Restricted Stock Units and any Shares subject to the Restricted Stock Units, and the income from and value of same, are not part of normal or expected compensation for purposes of, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;
(i)
the future value of the Shares underlying the Restricted Stock Units is unknown, indeterminable, and cannot be predicted with certainty;
(j)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of the Grantee’s Service Relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any);
(k)
unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out, or substituted for, in connection with any corporate transaction affecting the Shares; and
(l)
if the Grantee resides and/or works in a country outside the United States, the following shall apply:
(i)
the Restricted Stock Units and any Shares subject to the Restricted Stock Units, and the income from and value of same, are not part of normal or expected compensation for any purpose; and
(ii)
neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Grantee pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.
11.
Appendix. Notwithstanding any provision of this Global Restricted Stock Unit Award Agreement, if the Grantee resides in a country outside the United States or is otherwise subject to the laws of a country other than the United States, the Restricted Stock Units shall be subject to the additional terms and conditions set forth in the Appendix for the Grantee’s country, if any. Moreover, if the Grantee relocates to one of the countries included in the Appendix during the term of the Restricted Stock Units, the terms and conditions for such country shall apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix forms part of this Agreement.

12.
Language. The Grantee acknowledges that the Grantee is proficient in the English language or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Grantee to understand the terms and conditions of this Agreement. If the Grantee has received this Agreement, or any other documents related to the Restricted Stock Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required under applicable laws.
13.
Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
14.
Waivers. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other grantee.
15.
Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.
16.
Venue. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Massachusetts and agree that such litigation shall be conducted only in the courts of Middlesex County, Massachusetts, or the federal courts for the Commonwealth of Massachusetts, where this grant is made and/or to be performed, and no other courts.
17.
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
18.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Restricted Stock Units and the Shares acquired upon settlement of the Restricted Stock Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.
19.
Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
20.
Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to permit the vesting of the Restricted Stock Units and/or deliver any Shares prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. local, state, or federal securities or other applicable law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state, or federal governmental agency, which registration, qualification, or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Grantee understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares subject to the Restricted Stock Units. Further, the Grantee agrees that the Company shall have unilateral authority to amend this Agreement without the Grantee’s consent to the extent necessary to comply with securities or other laws applicable to issuance of the Shares subject to the Restricted Stock Units.
21.
Insider Trading Restrictions / Market Abuse Laws. By accepting the Restricted Stock Units, the Grantee acknowledges that the Grantee is bound by all the terms and conditions of any Company’s insider trading policy as may be in effect from time to time. The Grantee further acknowledges that, depending on the Grantee’s country, the broker’s country or the country in which the Shares are listed, the Grantee may be or may become subject to insider trading restrictions and/or market abuse laws which may affect the Grantee’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Restricted Stock Units), or rights linked to the value of Shares under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Grantee placed before the Grantee possessed inside information. Furthermore, the Grantee could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees, and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any Company’s insider trading policy as may be in effect from time to time. The Grantee acknowledges that it is the Grantee’s responsibility to comply with any applicable restrictions, and the Grantee should speak to the Grantee’s personal advisor on this matter.
22.
Foreign Asset/Account, Exchange Control and Tax Reporting. Depending on the Grantee’s country, the Grantee may be subject to foreign asset/account, exchange control, tax reporting, or other requirements which may affect the Grantee’s ability to acquire or hold Restricted Stock Units or Shares under the Plan or cash received from participating in the Plan (including dividends and the proceeds arising from the sale of Shares) in a brokerage/bank account outside the Grantee’s country. The applicable laws of the Grantee’s country may require that the Grantee report such Restricted Stock Units, Shares, accounts, assets, or transactions to the applicable authorities in such country and/or repatriate funds received in connection with the Plan to the Grantee’s country within a certain time period or according to certain procedures. The Grantee acknowledges that the Grantee is responsible for ensuring compliance with any applicable requirements and should consult the Grantee’s personal legal advisor to ensure compliance with applicable laws.
23.
Clawback. The Grantee acknowledges and agrees that this Award is subject in all respects to the Company’s Compensation Recovery Policy (the “Clawback Policy”), to the extent applicable, including the Company’s ability to recoup Erroneously Awarded Compensation (as defined in the Clawback Policy) thereunder. Any action by the Company to recover Erroneously Awarded Compensation under the Clawback Policy from the Grantee shall not be deemed (i) an event giving rise to a right to resign for Good Reason, if applicable, or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to the Grantee or (ii) to constitute a breach of a contract or other arrangement to which the Grantee is a party. This Paragraph 23 is a material term of this Agreement.

HUBSPOT, INC.

By:

Title:

This Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated: #AcceptanceDate# #Signature#

#ParticipantName#

APPENDIX

GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER the HUBSPOT, inc.
2024 STOCK OPTION AND INCENTIVE PLAN

Capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Plan and/or the Global Restricted Stock Unit Award Agreement.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Restricted Stock Units if the Grantee works and/or resides in one of the countries listed below. If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working and/or residing (or is considered as such for local law purposes), or the Grantee transfers employment and/or residency to a different country after the Restricted Stock Units are granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will apply to the Grantee.

Notifications

This Appendix also includes information regarding certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2024. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out-of-date at the time the Grantee vests in the Restricted Stock Units or sells any Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation. As a result, the Company is not in a position to assure the Grantee of any particular result. Accordingly, the Grantee should seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s individual situation.

If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working and/or residing (or is considered as such for local law purposes), or if the Grantee transfers employment and/or residency to a different country after the Restricted Stock Units are granted, the notifications contained in this Appendix may not be applicable to the Grantee in the same manner.

ALL COUNTRIES OUTSIDE THE U.S., EUROPEAN UNION, EUROPEAN ECONOMIC AREA AND UNITED KINGDOM

Data Privacy Notification and Consent

(a)
By accepting the Award, the Grantee explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of the Grantee’s personal data as described in the Agreement by and among, as applicable, the Employer, the Company, and any Affiliates for the exclusive purpose of implementing, administering, and managing the Grantee’s participation in the Plan.
(b)
The Grantee understands that the Company, the Employer, and any Affiliates hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, email address, date of birth, social security number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, and details of all Restricted Stock Units or any other entitlement to shares awarded, canceled, vested, unvested, or outstanding in the Grantee’s favor (“Data”), for the purpose of implementing, administering, and managing the Plan
(c)
The Grantee understands that Data will be transferred to Fidelity Stock Plan Services LLC, or such other stock plan service provider as may be selected by the Company in the future, which assists in the implementation, administration, and management of the Plan. The Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g. the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the Company, Fidelity Stock Plan Services LLC, and other possible recipients that may assist the Company (presently or in the future) with implementing, administering, and managing the Plan to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent, or other third party with whom the Shares received upon vesting of the Restricted Stock Units may be deposited. The Grantee understands that Data will be held only as long as is necessary to implement, administer, and manage the Grantee’s participation in the Plan. The Grantee may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Grantee’s local human resources representative. Further, the Grantee understands that the Grantee is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke the Grantee’s consent, the Grantee’s Service Relationship with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant Restricted Stock Units or other equity awards to the Grantee or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the local human resources representative.

(d)
Upon request of the Company or the Employer, the Grantee agrees to provide a separate executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from the Grantee for the purpose of administering the Grantee’s participation in the Plan in compliance with the data privacy laws in the Grantee’s country, either now or in the future. The Grantee understands and agrees that the Grantee will not be able to participate in the Plan if the Grantee fails to provide any such consent or agreement requested by the Company and/or the Employer.

AUSTRALIA

Notifications

Securities Law Information. This offer to participate in the Plan is being made under Division 1A, Part 7.12 of the Corporations Act 2001 (Cth).

Tax Information. Subdivision 83A-C of the Income Tax Assessment Act, 1997 applies to the Restricted Stock Units granted under the Plan, such that the Restricted Stock Units are intended to be subject to deferred taxation.

Exchange Control Information. If the Grantee is an Australian resident, exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on the Grantee’s behalf. If there is no Australian bank involved with the transfer, the Grantee will be required to file the report.

BELGIUM

There are no country-specific provisions.

CANADA

Terms and Conditions

Award Payable Only in Shares. The Restricted Stock Units shall be paid in Shares only and do not provide the Grantee with any right to receive a cash payment.

The following terms and conditions apply if the Grantee resides in Quebec:

Data Privacy. The following provision supplements the “Data Privacy Notification and Consent” provision above in this Appendix:

The Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration and operation of the Plan for purposes that relate to the administration of the Plan. The Grantee acknowledges and agrees that the Grantee’s personal information, including any sensitive personal information, may be transferred or disclosed outside of the province of Quebec, including to the U.S. The Grantee further authorizes the Company, the Employer, its other

Affiliates, and the Administrator to disclose and discuss the Plan with their advisors. The Grantee further authorizes the Company, the Employer, its other Affiliates, and the Administrator to record all relevant information and to keep such information in the Grantee’s employee file. If applicable, the Grantee also acknowledges and authorizes the Company, the Employer, its other Affiliates, and the Administrator involved in the administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on the Grantee’s participation in the Plan or the administration of the Plan.

Notifications

Securities Law Information. The Grantee is permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the New York Stock Exchange under the symbol “HUBS.”

COLOMBIA

Terms and Conditions

Nature of Grant. The following provision supplements Paragraph 10 of the Global Restricted Stock Unit Award Agreement:

The Grantee acknowledges that, pursuant to Article 128 of the Colombian Labor Code, the Restricted Stock Units and related benefits do not constitute a component of the Grantee’s “salary” for any legal purpose. Therefore, the Restricted Stock Units and related benefits will not be included and/or considered for purposes of calculating any and all labor benefits, such as legal/fringe benefits, vacations, indemnities, payroll taxes, social insurance contributions and/or any other labor-related amount which may be payable.

Notifications

Securities Law Information. The Shares are not and will not be registered in the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores) and, therefore, the Shares may not be offered to the public in Colombia. Nothing in the Plan, the Agreement, or any other document evidencing the grant of the Restricted Stock Units shall be construed as the making of a public offer of securities in Colombia.

Exchange Control Information. The Grantee is responsible for complying with any and all Colombian foreign exchange restrictions, approvals, and reporting requirements in connection with the Restricted Stock Units and any Shares acquired or funds received under the Plan. This may include reporting obligations to the Central Bank (Banco de la República). If applicable, the Grantee will be required to register the Grantee’s investment with the Central Bank, regardless of the value of investment. The Grantee should consult with a personal legal advisor regarding any obligations in connection with this reporting requirement.

FRANCE

Terms and Conditions

Type of Grant. The Restricted Stock Units are not granted as “French-qualified” awards and are not intended to qualify for the special tax and social security treatment applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended.

Language. By accepting the Restricted Stock Units, the Grantee confirms having read and understood the documents relating to the Restricted Stock Units, which were provided to the Grantee in English.

En acceptant l'attribution d’actions gratuites « Restricted Stock Units », le Grantee confirme avoir lu et compris les documents relatifs aux Restricted Stock Units qui ont été communiqués au Grantee en langue anglaise.

GERMANY

Notifications

Exchange Control Information. Certain transactions related to the Restricted Stock Units must be reported to the German Federal Bank (Bundesbank) if the value of the transaction exceeds €12,500 (the “Threshold”). If the Grantee acquires Shares with a value in excess of the Threshold, the Employer will generally not report the acquisition of such Shares, and the Grantee may personally be obligated to report it to the Bundesbank.

In addition, the Grantee will be required to report (i) any payment the Grantee makes or receives, (ii) any Shares withheld or sold by the Company to satisfy the Employer’s withholding obligations for Tax-Related Items, and (iii) any sale proceeds received when the Grantee subsequently sells the Shares, in either case if the value of the Shares exceeds the Threshold. Note that, if the Grantee reports the receipt of sale proceeds, the Grantee would not need to file a separate report when repatriating the sale proceeds to Germany.

The report must be filed with the Bundesbank, either electronically using the “General Statistics Reporting Portal” (Allgemeines Meldeportal Statistik) available via the Bundesbank’s website (www.bundesbank.de) or by such other method (e.g., email or telephone) as is permitted or required by the Bundesbank. The report must be submitted monthly or within such other time as is permitted or required by the Bundesbank. The Grantee should consult a personal advisor to ensure compliance with applicable reporting obligations.

INDIA

Notifications

Exchange Control Information. Due to Indian exchange control regulations, the proceeds from the sale of Shares acquired at vesting of the Restricted Stock Units and any cash dividends paid on Shares acquired under the Plan must be repatriated to India within a certain period of time, as required under applicable regulations. The Grantee will receive a foreign inward remittance certificate (the “FIRC”) from the bank where the Grantee deposits the foreign currency. The Grantee should maintain the FIRC as evidence of the repatriation of fund in the event the Reserve Bank of India, the Company, or the Employer requests proof of repatriation. The Grantee may be required to provide information regarding the Shares or funds related to participation in the Plan to the Company or the Employer to facilitate their compliance with filing requirements under exchange control laws in India. The Grantee should consult with a personal advisor in this regard.

IRELAND

Notifications

Director Notification Information. Directors, shadow directors, and secretaries of an Irish Affiliate must notify such Affiliate in writing upon (i) receiving or disposing of an interest in the Company (e.g., the Restricted Stock Units, Shares, etc.), (ii) becoming aware of the event giving rise to the notification requirement, or (iii) becoming a director or secretary if such an interest exists at the time, in each case if the interest represents more than 1% of the Company. This notification requirement also applies with respect to the interests of any spouse or children under the age of 18 of the director, shadow director, or secretary (whose interests will be attributed to the director, shadow director or secretary). The Grantee should consult with a personal legal advisor as to whether or not this notification requirement applies.

JAPAN

Notifications

Exchange Control Information. If the Grantee acquires Shares valued at more than ¥100,000,000 in a single transaction, the Grantee must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of the Shares.

NETHERLANDS

There are no country-specific provisions.

SINGAPORE

Terms and Conditions

Restrictions on Sale and Transferability. The Grantee hereby agrees that any Shares acquired pursuant to the Restricted Stock Units will not be offered for sale in Singapore, unless such sale or offer is made: (1) more than six (6) months after the Grant Date or (2) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”).

Notifications

Securities Law Information. The grant of the Restricted Stock Units is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA and is not made with a view to the Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Director Notification Obligation. The directors (including alternative directors, substitute directors, and shadow directors) of a Singaporean Affiliate are subject to certain notification requirements under the Singapore Companies Act. The directors must notify the Singaporean Affiliate in writing of an interest (e.g., the Award or Shares) in the Company within two (2) business days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon vesting of the Restricted Stock Units or when Shares acquired under the Plan are subsequently sold), or (iii) becoming a director.

SPAIN

Terms and Conditions

Nature of Grant. The following provision supplements Paragraph 10 of the Global Restricted Stock Unit Award Agreement:

In accepting the Restricted Stock Unit, Grantee consents to participation in the Plan and acknowledges that Grantee has received a copy of the Plan.

Grantee understands and agrees that, as a condition of the grant of the Restricted Stock Unit, except as provided for in the Global Restricted Stock Unit Award Agreement, the termination of Grantee’s Service Relationship for any reason (including for the reasons herein) will automatically result in the loss of the Restricted Stock Unit that may have been granted and that have not vested on the date of termination.

In particular, Grantee understands and agrees that any unvested Restricted Stock Unit as of Grantee’s termination date, unless otherwise specified in Global Restricted Stock Unit Award Agreement, will be forfeited without entitlement to the underlying Shares or to any amount as indemnification in the event of a termination by reason of, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

Furthermore, the Grantee understands that the Company has unilaterally, gratuitously, and discretionally decided to grant the Restricted Stock Unit under the Plan to individuals who may be service providers of the Company or its Affiliates. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company on an ongoing basis other than to the extent set forth in the Global Restricted Stock Unit Award Agreement. Consequently, Grantee understands that the Restricted Stock Unit is granted on the assumption and condition that the Restricted Stock Unit and the Shares issued upon vesting shall not become a part of any employment or contract (with the Company, including the Employer) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. Furthermore, the Grantee understands and freely accepts that there is no guarantee that any benefit whatsoever will arise from the Restricted Stock Unit, which is gratuitous and discretionary, since the future value of the Restricted Stock Unit and the underlying Shares is unknown and unpredictable. In addition, Grantee understands that the grant of the Restricted Stock Unit would not be made to Grantee but for the assumptions and conditions referred to above; thus, Grantee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant to Grantee shall be null and void.

Notifications

Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Global Restricted Stock Unit Award Agreement (including this Appendix) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information. The Grantee will be required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the Shares held in such accounts, if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000.

SWEDEN

Terms and Conditions

Responsibility for Taxes. The following provision supplements Paragraph 6 of the Global Restricted Stock Unit Award Agreement:

Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Paragraph 6 of the Global Restricted Stock Unit Award Agreement, by accepting the Restricted Stock Units, the Grantee authorizes the Company and/or the Employer to withhold Shares or to sell Shares otherwise deliverable to the Grantee upon settlement/vesting to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. The following provisions supplement Paragraph 6 of the Global Restricted Stock Unit Award Agreement:

Without limitation to Section 6 of the Global Restricted Stock Unit Award Agreement, the Grantee agrees that the Grantee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Grantee also agrees to indemnify and keep indemnified the Company or the Employer against any

Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Grantee’s behalf.

Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply if the indemnification can be viewed as a loan. In such case, if the amount of any income tax due is not collected from or paid by the Grantee within 90 days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income taxes may constitute a benefit to the Grantee on which additional income tax and national insurance contributions (“NICs”) may be payable. The Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Employer, as applicable, any employee NICs due on this additional benefit, which the Company or the Employer may recover from the Grantee by any of the means referred to in Section 6 of the Global Restricted Stock Unit Award Agreement.